PRESS RELEASE

Finjan Files Second Lawsuit Against Blue Coat – Asserting Additional Finjan Patents Against New Infringing Blue Coat Products and Services

E. PALO ALTO, CA July 16, 2015 – Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced that its subsidiary, Finjan, Inc. (Finjan) has filed a second patent infringement lawsuit against Blue Coat Systems, Inc. (Blue Coat), alleging infringement of seven Finjan patents relating to new infringing Blue Coat products and services.

The Complaint (5:15-cv-03295, Docket No. 1), filed July 15, 2015, in the U.S. District Court for the Northern District of California, alleges that Blue Coat’s new products and services infringe seven Finjan patents. In particular, Finjan is asserting infringement of U.S. Patent Nos. 6,154,844; 6,965,968; 7,418,731; 8,079,086; 8,225,408; 8,566,580; 8,677,494; four of which are being asserted against Blue Coat for the first time.

Finjan is seeking a jury trial; entry of judgment of direct and indirect infringement of certain claims of each of the asserted patents by Blue Coat; preliminary and permanent injunction against Blue Coat and its officers, among others, from infringing the asserted patents; and damages to be determined by a jury.

"We remain committed to protecting the value of Finjan’s patented technologies for our shareholders and existing licensees to our growing portfolio,” stated Phil Hartstein, Finjan’s President and CEO.  “Blue Coat continues to launch new products and services, and more recently has had an ownership change representing a potential catalyst to accelerate their use of the technology.  This most recent filing is intended to preserve our case as we pursue fair value in a license with Blue Coat.”

This original case against Blue Coat (CAND-13-cv-03999-BLF) will be proceeding to trial on July 20, 2015, with all six patents included in Finjan's first complaint against Blue Coat.  Those patents include 6,804,780; 6,154,844; 7,418,731; 6,965,968; 7,058,822 and 7,647,633.  The trial in the first case is expected to last for two weeks.

Finjan has filed patent infringement lawsuits against FireEye, Proofpoint, Sophos, Symantec, and Palo Alto Networks relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN
Founded in 1997, Finjan is recognized globally as a cybersecurity pioneer and leader. Finjan’s investment in innovation is captured in its patent portfolio, centered around software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis.  Finjan’s software detects malicious code and protects end users from identity and data theft, spyware, malware, phishing, trojans, and other online threats.  To date, Finjan has successfully licensed its intellectual property to major technology companies for more than $150 million.  For more information about Finjan, please visit www.finjan.com.

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Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.